HOUSTON AMERICAN ENERGY ANNOUNCES INITIATION OF FRACKING OPERATIONS ON YOAKUM COUNTY WELL

Houston, TX – May 20, 2019 – Houston American Energy Corp. (NYSE American: HUSA) today announced the initiation of fracking operations on the company’s Frost #1H well.

The Frost #1H well is located in the Northwest Shelf of the Midland Basis, in Yoakum County, Texas, and targets the “Exploration” component of the San Andres Formation. Houston American Energy holds a 12.5% working interest (subject to a 10% back-in after payout) in the 650-acre prospect.

Jim Schoonover, interim CEO of Houston American Energy, stated, “The operator of our Frost #1H well has initiated fracking operations on the completed well. Production facilities have been built on the site to support a multi-well program, including access to a saltwater disposal well. We anticipate bringing product to sale as soon as possible following completion of fracking. Our operator has previously indicated that our Yoakum County lease acreage may support up to five additional horizontal wells.”

“Once initial production volumes are known, we will announce results and approximate timing on further development of the lease.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding timing to complete fracking operations, ultimate well results, timing to bring product to sales, the capacity of the production facilities to support a multi-well program and the capacity of the Yoakum County lease acreage to support up to five additional horizontal wells. Our ability to successfully bring the Frost #1H well onto production and develop the prospect is subject to numerous risk factors, including our ability to finance our share of costs, the ability of our operator to finance and execute on planned drilling operations, the ultimate recoveries from the prospect, the availability and cost of rigs and services necessary to conduct drilling operations, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.